Exhibit 99.1

NEWS RELEASE	NYSE: LDG

Longs Drug Stores Corporation Announced

At Its Annual Meeting of Stockholders

•	July 10 Cash Dividend

•	Preliminary Proxy Results

WALNUT CREEK, Calif. (May 28, 2008) – Longs Drug Stores Corporation (NYSE: LDG) today announced a cash dividend and the preliminary proxy results at its 2008 Annual Meeting of Stockholders.

The Board of Directors of Longs Drug Stores Corporation declared a quarterly cash dividend on common shares of $0.14 per share payable July 10, 2008 to stockholders of record at the close of business on June 3, 2008.

Stockholders elected four directors at the 2008 Annual Meeting of Stockholders: Leroy T. Barnes, Jr., former Vice President and Treasurer of PG&E Corporation; Murray H. Dashe, former Chairman of the Board, Chief Executive Officer, and President of Cost Plus, Inc.; Evelyn S. Dilsaver, former President and Chief Executive Officer of Charles Schwab Investment Management, Inc., and Executive Vice President of The Charles Schwab Corporation; and Donna A. Tanoue, Vice Chairman of Bank of Hawaii Corporation.

Board members whose terms continue are: Warren F. Bryant, Chairman, President and Chief Executive Officer of Longs Drug Stores Corporation; Mary S. Metz, Ph.D., retired President of S.H. Cowell Foundation; and Anthony G. Wagner, former Vice President of Kaiser Foundation Health Plan, Inc. Six of the seven members of Longs’ Board of Directors are independent.

Stockholders also ratified the appointment of the Company’s auditing firm, Deloitte & Touche LLP, as independent auditors for fiscal year 2009.

-more-

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 516 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica L.L.C. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

Contact: 925-979-3979

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